EXHIBIT 107

Calculation of Filing Fee Table

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Form S-8

(Form Type)

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Nkarta, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, issuable pursuant to the Registrant’s 2020 Performance Incentive Plan	457(c); 457(h)	2,443,915(3)	$6.17	$15,078,956	$110.20 per $1,000,000	$1,662
Equity	Common Stock, $0.0001 par value per share, issuable pursuant to the Registrant’s Employee Stock Purchase Plan	457(c); 457(h)	488,783(3)	$6.17	$3,015,791	$110.20 per $1,000,000	$332
Total Offering Amounts			2,932,698		$18,094,747		$1,994
Total Fee Offsets							$0
Net Fee Due							$1,994

(1)
This Registration Statement covers, in addition to the number of shares of Nkarta, Inc., a Delaware corporation (the “Registrant”), common stock, par value $0.0001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Nkarta, Inc. 2020 Performance Incentive Plan and the Nkarta, Inc. Employee Stock Purchase Plan (the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee. The offering price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on January 5, 2023.

(3)
Represents additional shares of Common Stock that were automatically added to the shares reserved for future issuance under the Plans on January 3, 2023 pursuant to certain provisions of the Plans that provide for an automatic increase in the share reserve each year in accordance with a formula set forth in the applicable Plan.